Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 2-72410) pertaining to the Employees’ Savings Plan of UST Inc. of our report dated June 27, 2007 with respect to the financial statements and schedule of the UST Inc. Employees’ Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.
/s/ ERNST & YOUNG LLP
Stamford, Connecticut
June 27, 2007